UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	August 11, 2008

Berkshire Income Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code		(617) 523-7722

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On August 11, 2008 the operating partnership of the Registrant, Berkshire Income Realty – OP, L.P., through its wholly owned subsidiaries, BIR Executive GP, L.L.C. and BIR Executive LP, L.L.C. (collectively, the “Buyer”), simultaneously entered into purchase and sale agreements to purchase 100% of the partnership interests (the “Partnership Interests”) of Executive House Associates, the owner of Executive House Apartments (“Executive House”), a 302 unit multifamily apartment building located in Philadelphia, Pennsylvania.  One agreement (the “Primary Agreement”) was entered into with EHGP, Inc., Eric Blumenfeld, and EHA Acquisition, L.P. (collectively, the “Majority Seller”) with respect to approximately 96.5% of the Partnership Interests and the other agreement (the “Secondary Agreement” and, together with the Primary Agreement, the “Agreements”) was entered into with Anthony W. Packer, Jerome D. Winnick and Shoreline/Marin LLC (collectively, the “Minority Seller” and, together with the Majority Seller, the “Sellers”) with respect to approximately 3.5% of the Partnership Interests.  The purchase price for the Partnership Interests is approximately $19,328,000 in cash plus the assumption of approximately $30,672,000 of outstanding mortgage debt secured by the property, and is subject to customary operating prorations and adjustments as provided for in the Agreements.  The Sellers are unaffiliated third parties.  The closing of the purchase and sale of the Partnership Interests under both Agreements is subject to certain conditions specified in the Agreements.

The Primary Agreement provides for an inspection period commencing on the date of the Primary Agreement and ending on August 7, 2008, during which the Buyer (i) may enter the property to perform due diligence activities and (ii) shall have the right to terminate the Primary Agreement.  Under the Primary Agreement, the Buyer shall indemnify the Majority Seller from any and all liabilities, claims, costs and expenses arising out of the Buyer’s entry onto the property during the inspection period.  Further, on or before August 11, 2008, the Buyer shall submit an application for the assumption of the outstanding mortgage debt and the Buyer and Majority Seller shall seek the Lenders written consent to the proposed transaction.

The Agreements provide that the closing of the purchase and sale of the Partnership Interests will take place on the date that is ten days after the date of Buyer’s receipt of the lender’s written consent, or such other date that the parties mutually agree.  Under the Primary Agreement, in the event that the lender’s written consent is not obtained on or before November 5, 2008, either the Buyer or the Majority Seller will have the right to terminate the Primary Agreement.  The Primary Agreement provides that in the event that (i) the Majority Seller fails to satisfy any of its obligations under the Primary Agreement, the Buyer may (x) waive such failed obligations, (y) terminate the Primary Agreement and recover its actual, out-of-pocket expenses (not to exceed $250,000), or (z) compel specific performance by the Majority Seller (or in certain instances pursue any and all other rights and remedies at law or in equity on account thereof) and (ii) the Buyer fails to satisfy its closing obligations under the Primary Agreement, the Majority Seller may terminate the Primary Agreement and retain the $1,000,000 deposit as the full and liquidated damages in lieu of all other rights and remedies at law or in equity on account thereof.  The Secondary Agreement contains similar termination provisions. Both Agreements provide for cross-default and cross-termination provisions.

Further, under the Primary Agreement, EHGP, Inc. and Eric Blumenfeld shall indemnify the Buyer from any liabilities, claims, demands, losses, expenses or damages (i) resulting from the breach of any representations, warranties, covenants and other obligations of the Majority Seller under the Primary Agreement or the Minority Seller under the Secondary Agreement, subject to certain limitations, or (ii) arising out of (x) a third party claim and (y) an act or omission of the Majority Seller or the Minority Seller occurring prior to the closing or otherwise arising out of the ownership or operation of the property prior to the closing.  In addition, the Primary Agreement provides that the Buyer shall indemnify the Majority Seller from any liabilities, claims, demands, losses, expenses or damages arising out of (x) a third party claim and (y) an act or omission of the Buyer occurring after the closing or otherwise arising out of the ownership or operation of the property after the closing.

The Agreements provide that the Buyer may elect to require the Seller to convert Executive House Associates into a Delaware limited liability company prior to closing in the event that the Buyer determines that there are structural or tax advantages to such conversion.

The acquisition of the Partnership Interests is intended to qualify as a replacement property in a transaction structured to comply with the requirements of a Section 1031 tax deferred exchange (“1031 Exchange”) under the Internal Revenue Code of 1986, as amended,  (the “Tax Code”).  As required by the Tax Code, a qualified 1031 Exchange intermediary was retained to execute the Executive House acquisition transaction.

The forgoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which are filed with this report as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit 99.1
Purchase and Sale Agreement by and among EHGP, Inc., a Pennsylvania corporation , Eric Blumenfeld, an individual, EHA Acquisition, L.P., a Pennsylvania limited partnership, BIR Executive GP, L.L.C. and BIR Executive LP, L.L.C.

Exhibit 99.2
Purchase and Sale Agreement by and among Anthony W. Packer, an individual, Jerome D. Winnick , an individual, Shoreline/Marin LLC, a Delaware limited liability company, BIR Executive GP, L.L.C. and BIR Executive LP, L.L.C.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.
(Registrant)

Date: August 13, 2008	/s/ Christopher M. Nichols
Name: Christopher M. Nichols
Title: Chief Accounting Officer

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